                                                                      EXHIBIT 18

                             STOCKHOLDERS AGREEMENT

                                  BY AND AMONG

                    INTERNATIONAL MOTOR CARS GROUP I, L.L.C.,

                   INTERNATIONAL MOTOR CARS GROUP II, L.L.C.,

                               MITSUI & CO., LTD.,

                          MITSUI & CO. (U.S.A.), INC.,

                               PENSKE CORPORATION,

                                       AND

                        PENSKE AUTOMOTIVE HOLDINGS CORP.

                           DATED AS OF MARCH 26, 2004

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                ARTICLE I

                               DEFINITIONS

Section 1.1  Definitions.................................................     3
Section 1.2  Rules of Construction.......................................     5

                                ARTICLE II

                            VOTING AGREEMENTS

Section 2.1  Voting Agreement of the PCP Entities and Penske.............     5
Section 2.2  Voting Agreement of Mitsui..................................     5
Section 2.3  Support of the PCP Entities and Penske......................     5

                               ARTICLE III

                          TRANSFER RESTRICTIONS

Section 3.1  Tag-Along Rights............................................     6

                                ARTICLE IV

                  MUTUAL REPRESENTATIONS AND WARRANTIES

Section 4.1  Organization................................................     7
Section 4.2  Authorization, Validity and Enforceability..................     7
Section 4.3  No Violation or Breach......................................     7

                                ARTICLE V

                                   TERM

Section 5.1  Term........................................................     8
Section 5.2  Effects of Termination......................................     8

                                ARTICLE VI

                         MISCELLANEOUS PROVISIONS

Section 6.1  Assurances..................................................     8
Section 6.2  Survival....................................................     8
Section 6.3  Notices.....................................................     8
Section 6.4  Amendments..................................................     9


                                        i

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
Section 6.5  Assignment and Parties in Interest..........................     9
Section 6.6  Entire Agreement............................................    10
Section 6.7  Descriptive Headings........................................    10
Section 6.8  Counterparts................................................    10
Section 6.9  Governing Law; Jurisdiction.................................    10
Section 6.10 Severability................................................    11
Section 6.11 Specific Performance........................................    11
Section 6.12 Transfers to Affiliates.....................................    11
Section 6.13 Public Filings..............................................    12

     THIS STOCKHOLDERS AGREEMENT (the "Agreement") dated as of March 26, 2004 is by and among INTERNATIONAL MOTOR CARS GROUP I, L.L.C., a Delaware limited liability company ("PCP I"), INTERNATIONAL MOTOR CARS GROUP II, L.L.C., a Delaware limited liability company ("PCP II" and, together with PCP I, the "PCP Entities"), MITSUI & CO., LTD., a Japanese company ("Mitsui Japan"), MITSUI & CO. (U.S.A.), INC., a New York corporation ("Mitsui USA" and together with Mitsui Japan, "Mitsui"), PENSKE CORPORATION, a Delaware corporation ("Penske Corporation"), and PENSKE AUTOMOTIVE HOLDINGS CORP., a Delaware corporation ("Penske Holdings", and together with Penske Corporation, "Penske").

     WHEREAS, the parties hereto wish to provide for certain matters relating to the ownership and transfer of the Common Stock of United Auto Group, Inc.;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     Section 1.1 Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings specified below:

     "Affiliate" means "affiliate" as defined in Rule 405 promulgated under the Securities Act.

     "Beneficial Ownership" means "beneficial ownership" as defined in Rule 13d-3 promulgated under the Exchange Act. The term "Beneficial Owner" shall have the correlative meaning.

     "Business Day" means a calendar day, other than (a) a Saturday or Sunday, and (b) a day on which commercial banks are required or permitted by law or other governmental action to close in New York, New York, United States of America or Tokyo, Japan.

     "Common Stock" means the voting Common Stock, par value $.0001 per share, of the Company, and includes any securities issued with respect to such shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, amalgamation, merger, consolidation or other reorganization or otherwise.

     "Company" means United Auto Group, Inc.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exempt Sale" has the meaning set forth in Section 3.1.

     "Mitsui" has the meaning set forth in the preamble.

     "Operating Agreements" means each of (i) the Amended and Restated Limited Liability Company Agreement for PCP I and (ii) the Amended and Restated Limited Liability Company Agreement for PCP II, each dated as of the date hereof, and each as amended from time to time.

     "PCP Entities" has the meaning set forth in the preamble.

     "PCP I" has the meaning set forth in the preamble.

     "PCP II" has the meaning set forth in the preamble.

     "Penske" has the meaning set forth in the recitals hereto.

     "Penske Capital" means Penske Capital Partners, L.L.C.

     "Penske Corporation" has the meaning set forth in the preamble.

     "Penske Holdings" has the meaning set forth in the preamble.

     "Permitted Transferee" of a person means (a) a corporation, partnership or other entity wholly owned by such person; provided, that such corporation, partnership or other entity shall agree in writing that it shall transfer to such person any Restricted Securities which it holds prior to such time as it ceases to be wholly owned by such person, and (b) the equity owners of such person to the extent such equity owners receive a pro rata distribution of Restricted Securities.

     "Purchase Agreement" has the meaning set forth in Section 2.3.

     "Restricted Securities" means any Common Stock or other equity security of the Company Beneficially Owned by a Restricted Stockholder and any securities convertible, exercisable or exchangeable for Common Stock or such other equity securities.

     "Restricted Stockholder" means each of Penske, the PCP Entities and Mitsui.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Tag-Along Notice" has the meaning set forth in Section 3.1.

     "Transfer" means any direct or indirect transfer, sale, assignment, gift, pledge, mortgage, hypothecation or other disposition of any interest, including, without limitation, a transfer or sale of securities through a registered offering. The terms "Transferee," "Transferor," "Transferred," and "Transferable" shall each have a correlative meaning.

     Section 1.2 Rules of Construction. Unless the context otherwise requires:
(a) a term has the meaning assigned to it by this Agreement; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles in effect in the United States of America; (c) "or" is not exclusive; and (d) words in the singular include the plural, and in the plural include the singular. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any references to any statute or law shall also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

                                   ARTICLE II

                                VOTING AGREEMENTS

     Section 2.1 Voting Agreement of the PCP Entities and Penske. In connection with any shareholder election of directors of the Company, unless Mitsui has declined to put forward such a representative, the PCP Entities and Penske shall vote all of the voting securities of the Company Beneficially Owned by them in favor of one (1) representative of Mitsui, and shall use their best efforts to cause one (1) representative of Mitsui to be elected as a director of the Company.

     Section 2.2 Voting Agreement of Mitsui. Provided that the PCP Entities and Penske are in compliance with the agreements set forth in Section 2.1 hereof, Mitsui shall, in connection with any such shareholder election of directors, vote all of the voting securities of the Company Beneficially Owned by it in favor of up to 14 persons (not including the Mitsui representative referred to in Section 2.1) voted for by the PCP Entities and Penske for election as directors of the Company.

     Section 2.3 Support of the PCP Entities and Penske. The PCP Entities and Penske shall (a) not take any action (including by failing to vote against any amendment to the Company's certificate of incorporation or by-laws) that would in any way circumvent the agreements set forth in Section 2.1 hereof or the Company's agreements set forth in Section 6.5 of the Purchase Agreement, dated as of February 16, 2004, among Mitsui, the PCP Entities, Penske and the Company (the "Purchase Agreement"); and (b) not take any action inconsistent with, and shall use their best efforts to cause the Company to comply with (in each case including by way of exercise of voting rights), the Company's obligations set forth in Sections 6.3, 6.4, 6.5 and 6.6 of the Purchase Agreement.

                                   ARTICLE III

                              TRANSFER RESTRICTIONS

     Section 3.1 Tag-Along Rights.

          (a) Other than one or more Transfers of Restricted Securities not exceeding, in the aggregate, 996,204 shares (as such number may be equitably adjusted to reflect stock splits, reverse stock splits, reclassifications and other similar changes to the Company's capital structure) of Common Stock (each, an "Exempt Sale"), in the event that any of the PCP Entities or Penske desires to Transfer any Restricted Securities to a third party (other than (i) with respect to any Restricted Securities, to their respective Permitted Transferees or Affiliates or (ii) with respect only to those securities Transferred from Penske Corporation's "Share Account" (as defined in the Operating Agreement(s)) to the "Carry Account" (as defined in the Operating Agreement(s)) and those securities held in Penske Capital's "Share Account" (as defined in the Operating Agreement(s)) to Penske Capital or by Penske Capital to its members or by such members to their members ad infinitum (it being understood that in no event will this clause (ii) apply to any Transfer by Penske Corporation)) at any time prior to the termination of this Agreement in accordance with its terms, such PCP Entity or Penske, as the case may be, shall notify Mitsui in writing, of such proposed Transfer and its terms and conditions (the "Tag Along Notice"); and

          (b) Within twenty (20) Business Days of the date of the Tag-Along Notice, Mitsui shall notify the PCP Entities or Penske, as the case may be, if it elects to participate in such Transfer. If Mitsui fails to notify such PCP Entity or Penske, as the case may be, within such twenty (20) Business Day period, Mitsui shall be deemed to have waived its rights to participate in such Transfer. If Mitsui so notifies the PCP Entities or Penske, as the case may be, Mitsui shall have the right to Transfer, at the same price per share of Common Stock and on the same terms and conditions as the applicable PCP Entity or Penske, as the case may be, an amount of shares of Common Stock or Common Stock equivalents equal to the shares of Common Stock or Common Stock equivalents the Transferee actually proposes to purchase multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock and Common Stock equivalents issued and owned by Mitsui and the denominator of which shall be the aggregate number of shares of Common Stock and Common Stock equivalents issued and owned by Mitsui, the PCP Entities and Penske (assuming for purposes of calculating such fraction the conversion of all convertible securities and the exercise of all options held by Mitsui, the PCP Entities and Penske).

                                   ARTICLE IV

                      MUTUAL REPRESENTATIONS AND WARRANTIES

     Each of the parties hereto represents and warrants to the others as follows:

     Section 4.1 Organization. It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

     Section 4.2 Authorization, Validity and Enforceability. It has full power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, its board of directors or other governing body, as applicable, and no other proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by it, and constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with the terms hereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting rights of creditors generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

     Section 4.3 No Violation or Breach. The execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby, do not and will not conflict with, result in a violation or breach of, constitute a default (or an event which with the giving of notice or the lapse of time or both would constitute a default) or give rise to any right of termination or acceleration of any right or obligation of it under, or result in the creation or imposition of any lien, mortgage, pledge, security interest, claim, right of first refusal or other limitation on transfer or other encumbrance upon any of its Restricted Securities or shares of Common Stock of the Company, as the case may be, by reason of the terms of, (a) its memorandum of association, certificate of incorporation, by-laws or other charter or organizational document, (b) any contract, agreement, lease, license, mortgage, note, bond, debenture, indenture or other instrument or obligation to which it is a party or by or to which it or its assets or properties may be bound or subject, (c) any order, writ, judgment, injunction, award, decree, law, statute, rule or regulation applicable to it or (d) any license, permit, order, consent, approval, registration, authorization or qualification with or under any governmental agency, other than in the case of clauses (b), (c) or (d) above any conflict, violation, breach or default which would not, individually or in the aggregate together with all other such conflicts, violations, breaches or defaults, have a material adverse effect on it or have a material adverse effect on its ability to perform its obligations, or consummate the transactions contemplated, hereunder.

                                    ARTICLE V

                                      TERM

     Section 5.1 Term. This Agreement shall commence on the date hereof, and shall terminate on the tenth anniversary of the date of this Agreement. This Agreement shall terminate with respect to a Restricted Stockholder at such time as such entity ceases to Beneficially Own any Restricted Securities or any shares of Common Stock of the Company, as the case may be.

     Section 5.2 Effects of Termination. Upon termination of this Agreement, this Agreement (other than Section 6.9) shall thereafter become void and have no effect, and no party hereto shall have any liability or obligation to any other party hereto in respect of this Agreement, except for any liability resulting from such party's breach of this Agreement.

                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS

     Section 6.1 Assurances. Each of the parties hereto shall use commercially reasonable efforts to do such additional things and execute such documents as are reasonably necessary or proper to carry out and effectuate the intent of this Agreement or any part hereof.

     Section 6.2 Survival. All of the representations, warranties, covenants, and agreements of the parties contained in this Agreement shall survive until this Agreement is terminated.

     Section 6.3 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) two Business Days after the date when sent to the recipient by reputable express courier service (charges prepaid), or (c) seven Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below:

     If to Penske or the PCP Entities:

     c/o Penske Corporation
     2555 Telegraph Road
     Bloomfield Hills, Michigan 48302
     Attention: General Counsel
     Telecopy: (248) 648-2511

     If to Mitsui Japan:

     Mitsui & Co., Ltd.
     First Motor Vehicles Div.
     2-1, Ohtemachi, I-Chome, Chiyoda-Ku
     Tokyo, Japan
     Attention: General Manager of First Motor Vehicles Division

     If to Mitsui USA:

     Mitsui & Co. (U.S.A.), Inc.
     Detroit Office
     1000 Town Center, Suite 1900
     Southfield, Michigan 48075
     Attention: Detroit Machinery & Automotive Department

     With a copy to: (which shall not constitute notice)

     Debevoise & Plimpton LLP
     919 Third Avenue
     New York, NY 10022
     Attention: William D. Regner, Esq.
     Telecopy: (212) 909-6836

or to such other address as any party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section 6.3.

     Section 6.4 Amendments. The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by all of the parties hereto.

     Section 6.5 Assignment and Parties in Interest.

          (a) Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be assigned or delegated (by operation of law or otherwise) by any party hereto, other than to an Affiliate of such party, without the prior written consent of the other parties hereto.

          (b) This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective permitted successors and assigns; provided, however, that (i) the rights set forth in Article II hereof shall inure to the benefit of a Permitted Transferee; and (ii) the provisions of this Agreement shall be binding on any Permitted Transferee.

     Section 6.6 Entire Agreement. This Agreement and the other documents executed on the date hereof constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede and are in full substitution for any and all prior agreements and understandings among them relating to such subject matter, including without limitation, the Letter Agreement dated as of April 4, 2003 among the Restricted Stockholders, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements, except as specifically set forth herein or in the other documents executed on the date hereof.

     Section 6.7 Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     Section 6.8 Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

     Section 6.9 Governing Law; Jurisdiction.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof which might result in the application of the laws of any other jurisdiction.

          (b) Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of New York and the United States of America located in the County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document to its respective address set forth in Section 6.3 shall be effective service of process for any action or proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     Section 6.10 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

     Section 6.11 Specific Performance.

          (a) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and further acknowledge and agree that money damages are an inadequate remedy for the breach of this Agreement because of the difficulty of ascertaining the amount of damage that would be suffered in the event of such breach. The parties hereto accordingly agree that they each shall be entitled to obtain specific performance of any provision of this Agreement and injunctive or other equitable relief to prevent or cure breaches of any provision of this Agreement, this being in addition to any other remedy to which they may be entitled by law or equity.

          (b) The parties hereto further agree that they shall not be permitted or have the right to terminate or suspend performance of any provision of this Agreement, it being agreed that all provisions of this Agreement shall continue and be specifically enforceable in all events and under all circumstances until terminated pursuant to the terms of this Agreement, regardless of any events, occurrences, actions or omissions before or after the date hereof. In furtherance of the foregoing, the parties hereto agree that they shall not be permitted to, and shall not, bring any claim seeking to terminate or suspend performance of any provision of this Agreement or seeking any determination that any provision of this Agreement (including, without limitation, this Section 6.11) is invalid, inapplicable or unenforceable.

     Section 6.12 Transfers to Affiliates. In the event of any Transfer of capital stock of the Company by any party hereto to an Affiliate of such party (other than with respect only to those securities Transferred from Penske Corporation's "Share Account" (as defined in the Operating Agreement(s)) to the Carry Account (as defined in the Operating Agreement(s)) and those securities held in Penske Capital's "Share Account" (as defined in the Operating Agreements(s)) to Penske Capital or by Penske Capital to its members or by such member to their members ad infinitum (it being understood that in no event will this exception apply to any Transfer by Penske Corporation)), prior to the effectiveness of such Transfer, such Transferee shall execute a joinder to this Agreement and shall otherwise agree to be bound by the provisions of this Agreement in the same manner as the Transferor. The Transferor and the Transferee shall be jointly and severally responsible for the obligations of the Transferor under this Agreement.

     Section 6.13 Public Filings. Prior to making any filings required by Sections 13 of the Securities Exchange Act of 1934, as amended, each of the PCP Entities and Penske, on the one hand, and Mitsui, on the other hand, shall provide the other parties with a reasonable opportunity to review such filings and comment thereon.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        INTERNATIONAL MOTOR CARS GROUP I, L.L.C.

                                        By: Penske Capital Partners, L.L.C.,
                                            as Managing Member


                                        By: /s/ James A. Hislop
                                            ------------------------------------
                                        Name: James A. Hislop
                                        Title: President


                                        INTERNATIONAL MOTOR CARS GROUP II,
                                        L.L.C.

                                        By: Penske Capital Partners, L.L.C.,
                                            as Managing Member


                                        By: /s/ James A. Hislop
                                            ------------------------------------
                                        Name: James A. Hislop
                                        Title: President


                                        MITSUI & CO., LTD.


                                        By: /s/ Tatsuo Nakayama
                                            ------------------------------------
                                        Name: Tatsuo Nakayama
                                        Title: General Manager
                                               First Motor Vehicles Division


                                        MITSUI & CO. (U.S.A.), INC.


                                        By: /s/ Osamu Koyama
                                            ------------------------------------
                                        Name: Osamu Koyama
                                        Title: Senior Vice President

                                        PENSKE CORPORATION


                                        By: /s/ Roger S. Penske
                                            ------------------------------------
                                        Name: Roger S. Penske
                                        Title: Chairman & Chief Executive
                                               Officer


                                        PENSKE AUTOMOTIVE HOLDINGS CORP.


                                        By: /s/ Roger S. Penske
                                            ------------------------------------
                                        Name: Roger S. Penske
                                        Title: Chairman


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